UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2021

SILVERSUN TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38063	16-1633636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Eagle Rock Ave

East Hanover, NJ 07936

(Address of principal executive offices, including zip code)

(973) 396-1720

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares (par value $0.00001 per share)	SSNT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation and Appointment of Chief Financial Officer.

On January 4, 2021, the Board of Directors (the “Board”) of SilverSun Technologies, Inc. (the “Company”) appointed Mr. Joseph Macaluso as Chief Financial Officer of the Company (the “CFO Appointment”). Concurrently, Mr. Joseph Macaluso submitted his resignation from his positions as a member of the Board and Chairman of the Audit Committee of the Company, effective immediately (the “Resignation”). Mr. Macaluso did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Joseph Macaluso, Age 69, Chief Financial Officer

Mr. Macaluso was been a member of the Board from January 2015 and January 2021. Mr. Macaluso has over 30 years of experience in financial management. Between 2002 and 2020, Mr. Macaluso has been the Principal Accounting Officer of Tel-Instrument Electronics Corp., a developer and manufacturer of avionics test equipment for both the commercial and military markets. Previously, he had been involved in companies in the medical device and technology industries holding positions including Chief Financial Officer, Treasurer and Controller. He has a B.S. in Accounting from Fairfield University.

The Board believes that Mr. Macaluso’s experience in financial management makes him ideally qualified to help lead the Company towards continued growth and success.

In connection with the CFO Appointment, Mr. Macaluso entered into an offer letter (the “Offer Letter”) with the Company. Pursuant to the Offer Letter, Mr. Macaluso is to receive a base salary at the annual rate of Two Hundred Fifteen Thousand Dollars ($215,000) (the “Annual Rate”), and a one-time cash sign on bonus in the amount of Thirty Thousand Dollars ($30,000). Mr. Macaluso is eligible for a discretionary bonus of up to Twenty percent (20%) of the Annual Rate. Pursuant to the Offer Letter, Mr. Macaluso’s employment with the Company is at-will and it may be terminated with or without cause.

Director Appointment

On January 4, 2021, in connection with the Resignation, the Board appointed Mr. Kenneth E. Edwards Sr. as a member of the Board and Chairman of the Audit Committee (the “Appointment”).

Kenneth E. Edwards Sr, Age 62, Director and Chairman of the Audit Committee

Mr. Edwards combines over 40 years of experience in the accounting and finance industry. Previously, he has been involved with a few certified public accounting firms as well as companies in various other industries holding positions including Partner, Managing Director, Chief Financial Officer and Senior Vice-President of Finance. Ken currently serves as Chief Financial Officer of Edison Learning, Inc., an Education Management Company. Ken joined Edison Learning, Inc. in September 2017. From July 2016 to September 2017, he was Managing Director for CFO Strategies, LLC, a company involved in outsourced CFO and Controller services. From July 1981 to July 1993 and from October 2000 to June 2016, he was with several public accounting firms (Coopers & Lybrand, BDO Seidman, Edwards & Company and Cohn Reznick) in various roles until his retirement from Cohn Reznick as an Audit Partner in June 2016. During the period from July 1993 to July 1997, he served as Senior Vice President of Finance for Home State Holdings, Inc., an insurance holding company that focused on property and casualty insurance, and from July 1997 to September 2000 as Chief Financial Officer for Menu Direct, Inc. a specialty food manufacturer. Ken is currently a member of the Advisory Board of Robert Wood Johnson University Hospital, located at Somerset New Jersey. He previously served as a Director and Treasurer for the Urban League of Morris Country and as a Director and Chairperson for the Hope Chest Scholarship Foundation. He has an undergraduate accounting degree from Goshen College.

The Board believes that Mr. Edwards’ extensive experience as a CPA makes him well-qualified to help guide the Audit Committee of the Board. The Board has determined that Mr. Edwards meets the current independence and experience requirements contained in the listing standards of The Nasdaq Capital Markets and is an audit committee financial expert as defined in Securities and Exchange Commission regulations.

Family Relationships

Mr. Edwards does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Mr. Edwards reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements

In connection with his appointment to the Board, the Company and Mr. Edwards entered into a director agreement (the “Director Agreement”) whereby as compensation for his services, Mr. Edwards shall receive a stipend of five thousand dollars ($5,000) per quarter, payable at the end of each fiscal quarter.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of the Offer Letter and Director Agreement and does not purport to be a complete description of the rights and obligations of the parties to the Offer Letter and Director Agreement, and such descriptions is qualified in its entirety by reference to the full texts of the Offer Letter and Director Agreement, copies of which are filed herewith as Exhibits 10.1, and 10.2, respectively.

Item 9.01.  Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Offer Letter, dated December 30, 2020, by and between SilverSun Technologies, Inc. and Joseph Macaluso
10.2	Form Director Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERSUN TECHNOLOGIES, INC.

Date: January 8, 2021	By:	/s/ Mark Meller
Mark Meller
President and Chief Executive Officer